Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations,
Communications and Treasurer
(405) 225-4846

SONIC announces fiscal 2015 outlook

FOURTH FIscal QUARTER 2014 EARNINGS CONFERENCE CALL DATE ANNOUNCED

OKLAHOMA CITY (September 16, 2014) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced its fiscal 2015 outlook.

“We have had great momentum in our business over the past three years, and with new technology initiatives to complement our innovative product pipeline and media strategies, we anticipate another strong year of increased sales and profits in 2015,” said Cliff Hudson, Sonic Corp. CEO.  “These initiatives, combined with the initiation of a quarterly cash dividend and a $105 million share repurchase program, are expected to create significant value for shareholders.”

Fiscal Year 2015 Outlook

New technology investments for the consumer, including digital technology menu boards and a new point-of-sale system, were implemented in company drive-ins during fiscal 2014 and will begin rolling out to franchised drive-ins this fall.   All of these initiatives drive Sonic’s multi-layered growth strategy, which incorporates same-store sales growth, leverage from higher sales, deployment of free cash flow, increasing royalty revenues and new drive-in development over the next few years.  This strategy is expected to result in solid double-digit earnings-per-share growth in the near and long term.

While the macroeconomic environment may impact results, the company expects its initiatives to drive earnings per share growth in fiscal 2015 at the higher end of its long-term 14% to 20% earnings per share growth target. The outlook for fiscal 2015 anticipates the following elements:

•	Positive same-store sales in the low single digit range for the system;
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Company drive-in same-store sales growth expected to outperform franchisees for the fiscal year as a result of the recent implementation of new digital technology menu boards and point-of-sale systems;

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In addition to royalty revenue growth from same-store sales improvements and new unit development, incremental royalty revenue of approximately $8 million as a result of approximately 900 stores converting to a higher royalty rate structure at the beginning of fiscal 2015;

•	50 to 60 new franchise drive-in openings, resulting in net unit growth for the system;
•	Drive-in-level margin improvement of between 50 to 100 basis points, depending upon the degree of same-store sales growth at company drive-ins and commodity cost inflation;

•	Selling, general and administrative expenses of $75 million to $76 million reflecting increased investment in human resources to support the brand initiatives described above;
•	Depreciation and amortization expense of $45.5 million to $46.5 million as a result of increased capital investment in fiscal 2014;
•	Net interest expense of $25 million to $25.5 million;
•	An income tax rate of between 37% to 37.5%, which may vary depending upon the reinstatement of certain tax credit programs;
•	Capital expenditures of $30 million to $40 million;
•	Free cash flow of $65 million to $75 million;
•	The planned repurchase of $105 million of stock across the fiscal year utilizing existing cash and free cash flow[1]; and
•	A quarterly cash dividend of $0.09 per share resulting in an estimated payout of $19 million during the fiscal year.

Fourth Fiscal Quarter 2014 Earnings Call

The company will release results for the quarter ended August 31, 2014, after the market close on October 21, 2014. The company will host a conference call to review financial results on Tuesday, October 21, 2014, at 5:00 PM ET.

The conference call can be accessed live over the phone by dialing (888) 778-9067 or (816) 581-1736 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384‑5517 for international callers; the conference ID is 3862361.  The replay will be available until Tuesday, October 28, 2014.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC®, America's Drive-In®, is the nation's largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately 3 million customers every day. Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1 million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning® program. SONIC received top honors as America's "#1 burger quick service restaurant" in the 2014 Temkin Experience Ratings report. For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit www.sonicdrivein.com.  Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

SONC-G

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expense, less capital expenditures.